UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

DUNE ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DUNE ENERGY, INC.

Two Shell Plaza, 777 Walker Street, Suite 2300

Houston, Texas 77002

April 29, 2011

TO OUR STOCKHOLDERS:

You are cordially invited to attend our 2011 Annual Stockholders’ Meeting to be held at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas 77002 on Tuesday, June 28, 2011, at 11:00 a.m. local time.

We have attached a Notice of Annual Meeting of Stockholders and Proxy Statement that discuss the matters to be presented at the meeting. A copy of our 2010 Annual Report on Form 10-K is also enclosed. You may also view these materials at http://www.RRDEZProxy.com/2011/DuneEnergy.

In addition to acting on the matters listed in the Notice, we will discuss our progress and you will be given an opportunity to ask questions of general interest to all stockholders.

You may vote your shares by submitting a proxy by Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card or by voting in person at the Annual Meeting. The proxy card describes your voting options in more detail. If for any reason you desire to revoke your proxy, you can do so at any time before it is voted.

James A. Watt

President and Chief Executive Officer

DUNE ENERGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	• Tuesday, June 28, 2011, at 11:00 a.m. Central Time

PLACE	• Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas 77002

PURPOSES

•    To elect our Directors;

•    To ratify the appointment of our selection of MaloneBailey, LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011; and

•    To transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	• You can vote if you were a stockholder of record at the close of business on May 16, 2011

By order of the Board of Directors,

Richard M. Cohen

Secretary

April 29, 2011

Houston, Texas

i

DUNE ENERGY, INC.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by our Board of Directors of Dune Energy, Inc. (OTC Bulletin Board: DUNR) of proxies to be used at Dune’s annual meeting of stockholders to be held on June 28, 2011 and at any adjournment or postponement of the meeting. “We”, “our”, “us”, the “Company” and “Dune” all refer to Dune Energy, Inc. The proxy materials are first being mailed on or about May 19, 2011.

Who may vote

You will be entitled to vote at the annual meeting only if our records show that you held your shares of our common stock on May 16, 2011. At the close of business on March 31, 2011, a total of 48,327,922 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by proxy

If your shares are held by a broker, bank or other nominee, it will send you instructions that you must follow to have your shares voted at the annual meeting. If you hold your shares in your own name as a record holder, you may instruct the proxy agents how to vote your shares by completing, signing, dating, and mailing the proxy card in the enclosed postage-paid envelope. In addition, you may cast your vote via the internet or by telephone as set forth on the enclosed proxy card. Of course, you can always come to the meeting and vote your shares in person.

The proxy agents will vote your shares as you instruct. If you sign and return your proxy card without giving instructions, the proxy agents will vote your shares FOR each person named in this Proxy Statement as a nominee for election to our Board of Directors.

How to revoke your proxy

You may revoke your proxy at any time before it is voted. If you are a record stockholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the annual meeting.

•	by delivering to our Company Secretary at our executive offices, on or prior to the annual meeting, written instructions revoking your proxy.

•	by delivering to our Company Secretary at our executive officers, on or prior to the annual meeting, an executed proxy bearing a later date.

•	by voting in person at the annual meeting.

How votes will be counted

The annual meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the meeting. If you have returned a valid proxy or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. Abstentions and broker “non-votes” are counted in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or nominee that holds shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

If a quorum is not present at the annual meeting, a majority of the shares present, in person or by proxy, has the power to adjourn the meeting from time to time until a quorum is present. Other than announcing at the annual meeting the time and place of the adjourned meeting, no notice of the adjournment will be given to stockholders unless required because of the length of the adjournment.

Directors will be elected by a plurality of the votes cast. The affirmative vote of a majority of the votes cast is required to approve all other matters voted on at the meeting.

Abstentions and broker “non-votes” are not counted in the election of directors and the approval of any other matter. Abstentions with respect to Proposal 2, ratification of appointment of independent public accounting firm, will have the same effect as a vote against that proposal. Furthermore, Brokers have the discretionary authority to vote on this proposal.

Cost of this proxy solicitation

We will pay the cost of the proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently has six members. Each current member of our Board of Directors is standing for re-election, to hold office until the next annual meeting of stockholders.

Your proxy will be voted FOR the election of the six nominees named below, unless you withhold authority to vote for any or all of the nominees. Management has no reason to believe that a nominee will be unwilling or unable to serve as a director. The Nominations and Corporate Governance Committee of the Board of Directors nominated each of the candidates for election. However, if a nominee is unwilling or unable to serve, your proxy will be voted for another nominee designated by our Board of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SIX NOMINEES NAMED BELOW TO SERVE AS MEMBERS OF THE COMPANY’S BOARD, TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS.

Nominees for Director

The following sets forth information concerning the six nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of March 31, 2011, position with the Company and business experience during the past five years. All nominees are currently serving as directors and are standing for re-election.

James A. Watt, age 61, became a Director of our Company on April 16, 2007 and our President and Chief Executive Officer on April 17, 2007. Mr. Watt served as the Chief Executive Officer of Remington Oil and Gas Corporation from February 1998 and the Chairman of Remington from May 2003, until Helix Energy Solutions Group, Inc. (NYSE: HLX) acquired Remington in July 2006. From 1993 through 1997, Mr. Watt served as Vice President—Exploration of Seagull E&P, Inc., and from 1991-1993, he served as Vice President—exploration and exploitation of Nerco Oil and Gas. From August 2006 through March 2007, Mr. Watt served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. (OTC: MVOG.OB). Mr. Watt currently serves on the Board of Directors of Helix. Mr. Watt received a B.S. in Physics from Rensselaer Polytechnic Institute. As a result of these professional experiences, Mr. Watt possesses particular knowledge and experience in the operations of oil and gas companies that strengthen the board’s collective qualifications, skills, and experience.

Steven Barrenechea, age 52, has served as a Director since May 2001. From April 2005 to January 2006, Mr. Barrenechea served as a Director of Baseline Oil & Gas Corp. From April 2005 through May 2008, Mr. Barrenechea served as a Director, and from September 2007 through May 2008 Mr. Barrenchea served as the Chief Executive Officer, of Cross Canyon Energy Corp., which filed for bankruptcy in January 2010. From 1993 to December 2004, he served as Chief Operating Officer of Coast to Coast Catering LLC, a catering service. Mr. Barrenechea is a member of the Board of Directors of the Creative Coalition, The Milford (Connecticut) Red Cross, and The Child Guidance Center of Fairfield County. Mr. Barrenechea holds a B.B.A. from New York University. As a result of these professional experiences, Mr. Barrenechea possesses particular knowledge and experience in the operations of corporate and board matters that strengthen the board’s collective qualifications, skills, and experience.

Alan D. Bell, age 65, joined our Board of Directors on April 16, 2007, is Chairman of our Board effective April 2011 and is Chairman of our Audit Committee. Mr. Bell was elected Chairman of our Board on April 6, 2011. Mr. Bell’s prior experience includes 33 years in various capacities at Ernst & Young LLP from 1973 until his retirement in 2006, when he was Director of Ernst & Young’s Energy Practice in the Southwest United States. Before joining Ernst & Young, Mr. Bell was a production engineer with Chevron Oil Company in the Gulf of Mexico. In 2009, Mr. Bell served as the Chief Restructuring Officer of Energy Partners Ltd., a New

Orleans-based exploration and development company that emerged from Chapter 11 in September 2009. Mr. Bell currently serves on the Board of Directors of Approach Resources Inc., an independent energy company based in Ft. Worth, where he is Chairman of the Audit Committee. Mr. Bell served on the Board of Directors of Toreador Resources Corporation from August 2006 to May 2009. While on the Toreador board, he was the Chairman of the Audit Committee and served on the Compensation Committee. Mr. Bell earned a degree in Petroleum Engineering from the Colorado School of Mines and an M.B.A. from Tulane University. He is a current member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and is a licensed Certified Public Accountant in Texas. Mr. Bell is also a member of the Institute of Certified Management Accountants, Association of Certified Fraud Examiners, the Society of Petroleum Engineers and the National Association of Corporate Directors. As a result of these professional experiences, Mr. Bell possesses particular knowledge and experience in accounting and disclosure compliance, including accounting rules and regulations related to the oil and gas industry that strengthens the board’s collective qualifications, skills, and experience.

Richard M. Cohen, age 60, has served as a Director since December 2003 and currently serves as Chairman of our Compensation Committee. From December 2003 to March 2005, he served as our Chief Financial Officer. From December 2005 to August 2007, Mr. Cohen served as the Chief Financial Officer of Baseline Oil & Gas Corp., which filed for bankruptcy in August 2009. From April 2006 to January 2008 he served as the Chief Financial Officer of Cross Canyon Energy Corp., which filed for bankruptcy in January 2010. Since 1996, Mr. Cohen has been the President of Richard M. Cohen Consultants, a private financial services consulting company that assists both public and private companies with their corporate governance and corporate finance needs. Mr. Cohen currently serves on the Board of Directors for each of Rodman & Renshaw Capital Group Inc. (NASDAQ: RODM), Helix BioMedix Inc. (OTC: HXBM) and Cormedix, Inc. Mr. Cohen is a Certified Public Accountant and worked at Arthur Andersen & Co. from 1975 to 1977. He received a B.S. (“With Honors”) from the University of Pennsylvania (Wharton School) and an M.B.A. from Stanford University. Mr. Cohen’s prior experience as our Chief Financial Officer along with his general experience in the oil and gas industry provide him with unique knowledge about the industry and our business.

William E. Greenwood, age 72, joined our Board of Directors on April 16, 2007. Since 1995, Mr. Greenwood has performed consulting work in the transportation industry and served on numerous nonprofit and corporate Board of Directors, including Ameritruck, Trancisco, Mark VII, Transport Dynamics, Inc. and Remington Oil and Gas. Prior to that he was Chief Operating Officer and a Director at Burlington Northern Railroad from 1990 to 1994. He has been a member of the business school advisory Board of Directors at several universities and is currently a member at Marquette and Texas Christian University, where he also served as an adjunct professor in 2004 and 2005. He graduated from Marquette University with a B.S. in Business. As a result of Mr. Greenwood’s professional experience, he is able to draw on his extensive knowledge in running businesses, especially in the oil and gas sector.

Steven M. Sisselman, age 52, has served as a Director since May 2004 and currently serves as Chairman of the Nominations and Corporate Governance Committee. From January 1996 to December 2005, Mr. Sisselman served as Vice-President of Business Development with Itera International Energy Corp., a subsidiary of the Itera Group operating in the United States natural gas, real estate and commodity business. He was responsible for strategic acquisitions in the Western Hemisphere. From January 2006 to the present, he has served as the Executive Vice President and Chief Operating Officer of both Itera International Energy Corp, as well as its parent company, Itera USA, Inc. Since 2006, Mr. Sisselman has served on the board of directors of Myriant Technologies, a bio-based specialty chemical company and is currently Chairman of the Compensation Committee and a member of the Audit Committee. In addition, he currently serves as a board member of BioEnergy Holding, an ethanol manufacturing company. From 1992-1994, Mr. Sisselman was Vice-President of Dalon Inc., a petroleum trading company, responsible for trading crude oil and petroleum products from the former Soviet Union. For the 12 years prior to 1992, Mr. Sisselman was employed by Charter Oil Company and its subsidiaries, UBS AG, and Astra Oil working in various senior financial and trading positions both in the United States and London, England. He graduated with honors from University of Florida in 1980 with a B.S. in

Business Administration with a major in Finance. As a result of these professional experiences, Mr. Sisselman possesses particular knowledge and experience in oil, gas, and commodities as well as risk and volatile economic conditions inherent in the industry that strengthen the board’s collective qualifications, skills and experience.

Board of Directors Independence

The Board of Directors’ Nominations and Corporate Governance Committee (the “Nominations Committee”) has affirmatively determined that each of Messrs. Barrenechea, Bell, Cohen, Greenwood and Sisselman, constituting a majority of the members of the Board of Directors, qualify as “independent” by our Board of Directors, and the applicable rules under the Securities Exchange Act of 1934. The definition of “independent” is set forth the Company’s Corporate Governance Guidelines, which are posted on the Company’s website. In making this determination, the Nominations Committee has concluded that none of these members has a relationship which, in the opinion of the Nominations Committee, is material and would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our only non-independent, management director is Mr. Watt, our current Chief Executive Officer. Our Nominations Committee reviews and analyzes this independence determination annually.

Leadership Structure of the Board

As prescribed by our Amended and Restated Bylaws, the Chairman of the board of directors has the power to preside at all meetings of the Board. Mr. Alan Bell currently serves as the Chairman of our Board. The Nominations Committee believes that Mr. Bell’s history as a Director of the Company make him the appropriate leader of the Board.

Risk Oversight

While it is the job of management to assess and manage our risk, the board and its audit committee (each where applicable) discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. The Board interfaces regularly with management and receives periodic updates on operational, financial, legal and risk management matters. The Audit Committee assists the Board in oversight of the integrity of our financial statements. We do not believe that the Board’s role in risk oversight has an effect on the Board’s leadership structure.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party wishing to send written communications to any one or more of the Company’s directors may do so by sending them in care of our Company’s Secretary at the Company’s principal executive offices. All such communications will be forwarded to the intended recipient(s).

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (“Code of Conduct and Ethics”) that applies to all our directors, officers and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents. A copy of our current Code of Conduct and Ethics is attached as Exhibit 14.1 to our annual report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 10, 2008. All documents which we have filed on the SEC’s EDGAR system are available for retrieval at their website at www.sec.gov, as well as available to the public from commercial document retrieval services. You may also obtain a copy of our Code of Conduct and Ethics at no cost, by writing or telephoning us at: Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002 (tel.: 713-229-6300). We undertake to make all disclosures that are required by applicable law concerning any subsequent amendments to, or waivers from, any provision of the Code of Conduct and Ethics.

Board of Directors meetings and committee meetings

During 2010, our Board of Directors held 7 meetings. During 2010, each Director attended not less than 75% of the aggregate total number of Board of Directors meetings and meetings of the committees on which he serves. Each member of the Board of Directors attended the 2010 annual meeting.

During 2010 we had an Audit Committee, Compensation Committee and Nominations Committee.

Audit Committee

Please read “Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving certain audit, review or attest engagements and permissible non-audit services including fees and terms thereof, to be provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. As part of any pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules on auditor independence. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firms to ensure that such services are within the parameters approved by the Audit Committee.

Nominations and Corporate Governance Committee

Our Nominations Committee was formed with the primary purposes of: (a) identifying individuals qualified to become members of the Board of Directors and, going forward and with respect to our stockholders’ meetings, selecting or recommending that the Board of Directors select, the director nominees for election at our annual meeting or filling vacancy(ies) on the Board of Directors; and (b) developing and recommending to the Board of Directors a set of corporate governance principles applicable to our Company and its operations, including reviewing and modifying, as necessary, our Code of Conduct and Ethics previously adopted by the Board of Directors.

The committee’s membership consists of Steven M. Sisselman, Chairman, Alan D. Bell and Steven Barrenechea.

The Board of Directors has adopted a written charter for the Nominations Committee, a copy of which was filed an exhibit to our current Report on form 8-K filed with the SEC April 4, 2008 and is available on our website. The Nominations Committee shall be composed of at least two, but no more than three, independent directors on the Board of Directors. Initial members of the Nominations Committee are Alan Bell and Steven Barrenechea. All members of the Nominations Committee must be independent as defined in our Governance Standards for Directors and Committees of the Board.

Our Nominations Committee has endorsed all incumbent director nominees standing for re-election at our 2011 annual stockholders’ meeting, affirmatively finding that such nominees present the qualifications necessary to be nominated as a director under those “Standards for Director Qualification” adopted by the Board of Directors.

Standards for Director Qualifications

As envisioned by its charter, our Nominations Committee will identify individuals qualified to become board members consistent with criteria established by the committee under its “Standards for Director Qualification”. Under these criteria, directors are expected to bring a range of experience, knowledge and judgment and to act with integrity and commitment to our Company, our business plans and long-term stockholder value. Directors must represent the interests of all stockholders. Directors should also have relevant business and industry experience in order to provide a useful perspective on significant risks and competitive advantages facing us, and in particular, should demonstrate competence in one or more of the following areas: accounting or finance, markets, business or management experience, oil and gas industry knowledge, end user experience or perspective, crisis management, or leadership and strategic planning. Directors will also be expected to become familiar with the qualitative requirements necessary to serve as a director of a corporation engaged in the oil and gas industry.

Identifying and Evaluating Nominees for Directors

Our Nominations Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Nominations Committee intends to regularly assess the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominations Committee through current board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominations Committee, and may be considered at any point during the year.

The Nominations Committee will consider stockholder nominations properly submitted to the committee at our Company address following verification of the stockholder status of any persons proposing candidates. Any recommendations are considered as a whole by the Nominations Committee at a regularly scheduled meeting prior to the issuance of the proxy statement for our annual meeting of stockholders. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominations Committee. The Nominations Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominations Committee seeks to achieve those qualifications outlined elsewhere in this Proxy Statement and set forth in the committee’s charter.

The Nominations Committee will consider stockholder nominations properly submitted at our Company’s next annual meeting in accordance with the procedure set forth on the last page of this proxy statement and the regulations promulgated by the SEC.

Although the Nominations Committee will consider candidates recommended by stockholders, it may determine not to recommend that the Board of Directors, or the Board of Directors may determine not to, nominate those candidates for election to the Board of Directors.

Compensation Committee

Our Compensation Committee is responsible for setting executive compensation levels, bonus plan participation and target levels and executive and overall compensation policies. The Compensation Committee also reviews and approves executive benefit plans and make awards under the Company’s equity plans, as well as performs such other duties delegated to it by the Board of Directors as set forth in its charter, a copy of which was filed as an exhibit to our current Report on form 8-K filed with the SEC on April 4, 2008 and is available at our website.

The committee’s membership consists of Richard M. Cohen, Alan D. Bell and William E. Greenwood. During 2010, 5 meetings of the Compensation Committee were held.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2010, none of our executive officers served on the Board of Directors of any entities whose directors or officers served on our Compensation Committee. Except for Richard M. Cohen, a member of our Compensation Committee, who serves as Secretary of our Company and also served from December 2003 to March 2005 as our Chief Financial Officer, no current or past officers or employees of the Company serve on our Compensation Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is intended to assist you in understanding the Company’s compensation programs. It is intended to explain the philosophy underlying the Company’s compensation strategy and the fundamental elements of compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer, and other individuals included in the Summary Compensation Table (“Named Executive Officers” or “executive officers”) for the 2010 calendar year. Specifically, this Compensation Discussion and Analysis addresses the following:

•	Objectives of the Company’s compensation programs;

•	What the Company’s compensation programs are designed to reward;

•	Elements of compensation provided to the Named Executive Officers;

•	The purpose of each element of compensation

•	Why the Company elects to pay each element of compensation

•	How each element of compensation was determined by the Compensation Committee of the Board of Directors (“Committee”)

•	How each element and the Company’s decisions regarding its payment relate to our goals

•	Process for determining executive officer compensation; and

•	Other important compensation policies affecting the Named Executive Officers.

The Company’s compensation strategy, above all, is designed to reward results and align all employees’ interests with our stockholders.

The Committee administers the Company’s executive compensation programs. The Committee consists of Richard Cohen, Alan Bell and William Greenwood. The members of the Committee all qualify as independent, outside members of the Board of Directors in accordance with the requirements of current SEC regulations.

The Committee is responsible for setting compensation for the President and Chief Executive Officer and the Chairman of the Board subject to approval by the Board of Directors. The President and Chief Executive Officer recommends the compensation for the other Named Executive Officers subject to approval by the Committee and the Board of Directors.

Objectives of the Company’s Compensation Programs

The Committee has the responsibility for continually monitoring the compensation paid to the Named Executive Officers. The Committee believes that compensation of the Company’s Named Executive Officers should encourage creation of stockholder value and achievement of strategic corporate objectives. Specifically, the Committee is committed to ensuring that the total compensation package for the Named Executive Officers will serve to:

•	attract, retain and motivate highly qualified senior executives by providing base salaries that are competitive with our peer companies;

•

enhance the Company’s near-term financial performance by basing annual bonuses on performance measures that relate to enhancement of the value of the Company’s profitability during the measurement period; and

•	increase stockholder value by providing long-term incentives around stock ownership in an effort to align the interests of senior executives with those of our stockholders.

What the Company’s Compensation Programs Are Designed to Reward

The Named Executive Officers’ compensation is designed to reward short-term performance as well as long-term performance. The Company’s policy is to provide a portion of the executive officers’ compensation in cash including an annual base salary and an opportunity to receive an annual bonus which remains at risk. The annual bonus is typically tied to the main controllable operating criteria of the Company. These operating criteria are based on three elements: (i) growth in reserves year over year; (ii) increased annual production volumes; and (iii) limiting finding and development costs. The Company intentionally ties the annual bonus to these three elements to keep executive officers focused on the elements of the Company’s business that are critical to its success in the marketplace. If set targets related to one or more of these three elements are not achieved, annual bonuses may not be awarded.

Due to various economic conditions during 2010, the Company was unable to achieve its performance goals. However, based upon individual achievement and a desire to retain its key talent, the Company did pay small bonuses for 2010.

During 2010, the Company continued its program of granting shares of restricted common stock. Consistent with its commitment to compensation tied to performance and increasing stockholder value, restricted stock was granted to all employees, not just the executive officers, in an effort to keep the executive officers and the employees focused on the Company’s long-term goals. Because the grants of restricted stock are subject to a three year vesting schedule, the awards also assist in retaining the executives and employees for a period of time.

Process for Determining Executive Officer Compensation

Role of the Committee. The Compensation Committee, pursuant to the Dune Energy, Inc. Compensation Committee Charter, is charged with reviewing the competitiveness of the Company’s executive compensation programs to ensure: (i) the attraction and retention of corporate officers; (ii) the motivation of corporate officers to achieve the Company’s business objectives; and (iii) the alignment of interests of key leadership with the long-term interests of the Company’s stockholders.

For the periods presented, the Committee had responsibility for reviewing and recommending to the Board of Directors corporate goals and objectives relevant to the President and Chief Executive Officer’s and the Chairman of the Board’s compensation, evaluating the President and Chief Executive Officer’s and the Chairman of the Board’s performance in light of these goals and objectives, and setting the President and Chief Executive Officer’s and the Chairman of the Board’s compensation levels based on this evaluation. In determining the long-term equity award component of the President and Chief Executive Officer’s and the Chairman of the Board’s compensation, the Committee generally considers criteria such as the Company’s financial and operating performance and relative stockholder return, the value of similar long-term incentive awards to chief executive officers and board chairmen within the Company’s peer companies, and the awards previously given to the President and Chief Executive Officer and the Chairman of the Board. Going forward, the Compensation Committee will no longer review the compensation level of the Chairman of the Board and will only review and recommend the compensation level of the Chief Executive Officer.

The Committee also reviews and makes recommendations to the Board of Directors concerning the base salary, annual bonus and other compensation of all corporate officers at the level of corporate vice president and above, and approves the general compensation guidelines recommended by management for the remainder of the employees. As part of the compensation setting process, the President and Chief Executive Officer makes recommendations to the Committee and the members of the Committee set the appropriate level of compensation for each of the other executive officers. If the President and Chief Executive Officer finds it necessary to fill an existing position, he has decision making authority to set compensation within preestablished parameters that have been approved by the Committee.

Additionally, the Committee will periodically review the Company’s incentive plans and other equity-based plans. The Committee will review, adopt, and submit to the Board of Directors any proposed arrangement or plan, and any amendment to an existing arrangement or plan that provides or will provide benefits to the Named Executive Officers collectively or to an individual executive officer. The Committee will also review trends in executive compensation. The Committee has sole authority to retain and terminate a compensation consultant or other advisor as the Committee sees appropriate.

Compensation Consultant. The Committee has the ability under its charter to engage, retain and terminate the services of outside legal counsel, compensation consultants and other advisors. In 2009, the Committee engaged the services of Alvarez & Marsal Taxand, LLC (“A&M”) to advise the Committee on certain executive compensation matters. A&M conducted a review of the total compensation program for the President and Chief Executive Officer, Chairman of the Board and Senior Vice President and Chief Financial Officer. The 2009 compensation review provided the Committee with relevant market data from its peer companies and alternatives to consider when making compensation decisions. Because the Company’s compensation strategy did not change from 2009 to 2010, the Company did not undertake an additional review of its compensation strategy as compared to its peer companies’. However, the Company intends to periodically undertake such a review to ensure reasonable and competitive pay practices.

Establishing Compensation for Named Executive Officers

As part of the 2009 executive compensation review the Committee asked A&M to develop a group of peer companies within the oil and gas exploration industry. The group of peer companies consisted of companies with similar business and financial characteristics. The composition peer group may be reevaluated for future reviews.

The ten (10) peer companies established for purposes of reviewing compensation for Named Executive Officers in 2009 were:

•	Brigham Exploration Company;

•	Callon Petroleum Company;

•	Energy XXI, Ltd.;

•	GMX Resources, Inc.;

•	Goodrich Petroleum Corporation;

•	Meridian Resource Corporation;

•	Parallel Petroleum Corporation;

•	PetroQuest Energy, Inc.;

•	RAM Energy Resources, Inc.; and

•	Venoco, Inc.

The Committee reviewed compensation benchmarking comparisons based on job title comparison among executives within the peer companies to assist in establishing the elements and levels of compensation for its Named Executive Officers.

Elements of Compensation Provided to the Named Executive Officers

The Committee has determined that it is in the Company’s and stockholders’ best interests to provide competitive compensation to attract and retain the most qualified executive officers with demonstrated leadership abilities that will secure the future of the Company. The Committee does this by providing compensation that is tied to the Company’s short- and long-term performance goals to motivate our executive officers to attain these goals.

The elements of compensation utilized during 2010 to compensate the Named Executive Officers include:

•	Base Salary;

•	Annual Bonus;

•	Long-Term Equity Awards;

•	Retirement Benefits; and

•	Health and Insurance Plans.

Below is a discussion of each element of compensation listed above, including the purpose of each element of compensation, why the Committee elects to pay each element of compensation, how each element of compensation was determined by the Committee, and how each element and the Committee’s decisions regarding the payment of each element relate to the Company’s goals.

Base Salary. Base salary is the starting point in a compensation package that will attract and retain executives. Base salary provides a steady income as a base upon which performance incentives can build. The Committee believes that base salary should be competitive with its peer companies in the oil and gas exploration industry. Named Executive Officer compensation was set to be competitive with the Company’s peer companies based on the executives’ experience.

It is the Committee’s goal to set base salary to reflect the role and responsibility of the executive officer over time. Base salary, although not directly connected to performance, is essential to compete for talent and the Company’s failure to pay a competitive base salary could harm our ability to recruit and retain management. Base salary was determined by analyzing base salaries of comparable executives in our peer companies and considering the abilities, qualifications, accomplishments, and prior work experience of each executive officer.

Pursuant to the terms of their employment agreements, Mr. Gaines and Mr. Watt agreed to forgo their base salary increases for 2010 and, additionally, agreed to forgo their base salary increases through 2011. Mr. Frank Smith and Mr. Hal Bettis were granted modest increases to their base salaries effective January 1, 2011.

Named Executive Officer	2009 Base Salary	2010 Base Salary		2011 Base Salary
James Watt, President & Chief Executive Officer	$550,000	$550,000		$550,000
Alan Gaines, Former Executive Chairman of the Board	550,000	366,677	(1)	275,000	(1)(2)
Frank Smith, Senior Vice President & Chief Financial Officer	268,000	268,000		279,000
Hal Bettis, Executive Vice President & Chief Operating Officer	268,000	268,000		279,000

(1)	Mr. Gaines started 2010 at an annual base salary of $550,000, but starting May 15, 2010 he was paid $22,916.67 monthly through April 15, 2011 pursuant to his amended and restated Employment Agreement discussed below.
(2)	On April 1, 2011, Mr. Gaines tendered his resignation, effective as of April 15, 2011, from the Board of Directors and as an officer of the Company. Mr. Gaines is not being nominated for election to the Board of Directors by this proxy statement on Schedule 14A.

Annual Bonus. Annual bonuses are provided to the Named Executive Officers through the Company’s bonus program which is designed to support the near-term initiatives of the business and to position the Company for the future by focusing on annual goals, both financial and operational. The Named Executive Officers have the opportunity to receive an annual bonus that is tied to the main controllable operating criteria of the Company. These operating criteria are based on three elements: (i) growth in reserves year over year; (ii) increased annual production volumes; and (iii) limiting finding and development costs. The Company intentionally ties the annual bonus to these three elements to keep executive officers focused on the elements of the Company’s business that are critical to its success in the marketplace. Additionally, individual goals are set for each executive officer, which can impact the actual annual bonus awarded to them.

The Committee sets target annual bonus opportunities so that total cash compensation (base salary, plus annual target bonus) is competitive with executives in our peer companies. The Company’s annual bonus is designed to pay for performance and is at risk. Annual bonuses amounts could payout between zero and two hundred percent (200%) of each Named Executive Officer’s base salary target percentage based on performance to target levels set by the Committee. Performance achievement takes into account individual performance, Company performance and the performance of the Company’s peer companies. The Company did not meet its performance expectations in 2010; however, minimal annual bonus payments were made to the Named Executive Officers based on individual contributions and as a retention tool. The bonus awarded to the Named Executive Officers was equal to ten percent (10%) of their respective Base Salaries.

The annual bonus amounts awarded to Named Executive Officers from 2008 to 2010 are as follows:

Named Executive Officer	2008 Bonus	2009 Bonus	2010 Bonus
James Watt	$110,000	$0	$55,000
Alan Gaines	110,000	0	36,667
Frank Smith	95,000	0	26,800
Hal Bettis	95,000	0	26,800

Mr. Gaines could have earned a cash bonus upon completion of certain acquisitions of the Company. No transaction bonuses were paid in 2010 and such opportunity has been eliminated pursuant to his amended and restated Employment Agreement discussed later. Effective April 15, 2011, Mr. Gaines resigned from the Board of Directors and as an officer of the Company.

Long-Term Equity Awards. Base salary and annual bonus tend to reward shorter term goals; however, it is important to focus on long-term performance of the Company. Prior to the 2007 change in the compensation philosophy, the Company granted stock options. None of the stock option grants remained exercisable and outstanding in 2010. Restricted stock is granted to executives to align their interests with those of stockholders and to incent executives to increase the Company’s stock price over time. It is the Committee’s belief that executive officers need to have a significant interest tied to long-term performance and increasing stockholder value. The Committee believes the best way to accomplish this is through stock ownership of the Company.

Prior to the adoption of the Dune Energy, Inc. 2007 Stock Incentive Plan (“Stock Incentive Plan”) in 2007, the Company granted nonqualified stock options and restricted stock to executives through the use of stand-alone agreements. In November 2010, the Company granted shares of restricted stock pursuant to the terms of the Stock Incentive Plan. The shares granted vest based on time over a three year period.

Retirement Benefits. The Company does not have a defined benefit pension plan. However, the Named Executive Officers are eligible to participate in the Dune Energy 401(k) Plan (“401(k) Plan”), which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. The Company sponsors this plan to help employees in all levels of the Company save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at Internal Revenue Code (“Code”) annual limits. The Company makes annual matching contributions to the 401(k) Plan on behalf of all employees, including the Named Executive Officers.

Health and Insurance Plans. The Named Executive Officers are eligible to participate in Company-sponsored benefit plans on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to the Company’s employees and the employees’ family members. The cost of Company-sponsored benefit plans are negotiated by the Company with the providers of such benefits and the executive officers contribute to the cost of the benefits.

Perquisites. The Company does not believe in providing perquisites for its executive officers. In fact, with one exception, the Company does not provide perquisites to any of its executive officers. The Company continues to provide only one executive officer, Mr. Bettis, with a car allowance that was provided under an arrangement with a company previously acquired by Dune Energy.

Other Important Compensation Policies Affecting the Named Executive Officers

Financial Restatement. Currently, the Committee does not have an official policy in place governing retroactive modifications to any cash or equity-based incentive compensation paid to the Named Executive Officers where the payment of such compensation was predicated upon the achievement of specified financial results that were subsequently the subject of a restatement. The Committee will, if the need arises, make a determination as to whether and to what extent compensation should be clawed back should there be a financial restatement.

Stock Ownership Requirements. The Committee does not maintain a policy relating to stock ownership guidelines or requirements for its Named Executive Officers. The Committee does not believe it is necessary to impose such a policy on the executive officers. The Named Executive Officers, as a group, held approximately 6% of the Company’s stock as of March 31, 2011. If circumstances change, the Committee will review whether such a policy is appropriate for its executive officers.

Trading in the Company’s Stock Derivatives. The Committee does not currently have a policy in place prohibiting executive officers of the Company from purchasing or selling options on the Company’s common stock, engaging in short sales with respect to the Company’s common stock, or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to the Company’s common stock. The Committee is not aware that any of the executive officers have entered into these types of arrangements.

Tax Deductibility of the Named Executive Officers’ Incentive and Equity Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1.0 million paid to a corporation’s Principal Executive Officer and the three (3) other most highly compensated executive officers (excluding the Principal Financial Officer). In connection with the compensation of the Company’s executive officers, the Committee is aware of Code section 162(m) as it relates to deductibility of qualifying compensation paid to executive officers. The Committee attempts, where practical, to comply with the requirements of Code section 162(m) so that all compensation is deductible.

Employment Agreements. In 2009 the Company executed amended and restated employment agreements with the President and Chief Executive Officer, and the Senior Vice President and Chief Financial Officer. The Company’s third party lender encouraged the Company to extend the term of the President and Chief Executive Officer’s employment agreement, and enter into a new employment agreement with the Senior Vice President and Chief Financial Officer as a condition of future funding. It also executed an amended and restated employment agreement for the Chairman of the Board on February 16, 2010 for an additional one year term.

All of the employment agreements have termination trigger events that provide for the payment of severance to the executive officer upon certain termination events. The Company has included these post-termination trigger events in the employment agreements to provide a safe harbor so that the executive officer can provide services to the Company without being focused on the risk of losing employment with the Company. Additionally, we maintain a separate severance plan for the Named Executive Officers who do not have an employment agreement with the Company. With respect to those Named Executive Officers who have an employment agreement in effect, severance benefits are limited to those as set forth in the respective employment agreements.

Set forth below are the general terms and conditions of each of the employment agreements. Each executive has the right to voluntarily terminate his employment at any time.

James Watt—President and Chief Executive Officer

Mr. Watt’s current employment agreement was entered into on October 1, 2009 and is for a term of three years. The Company or Mr. Watt may give written notice at least sixty (60) days prior to the end of the three year term of the intent to terminate or modify the agreement. If no such notice is given, the Agreement will automatically renew.

Under the agreement, Mr. Watt serves as the President and Chief Executive Officer of the Company. Pursuant to the agreement, Mr. Watt will receive a $550,000 annual base salary for the period beginning on the Commencement Date (October 1, 2009) and for each subsequent year through the ending date of the agreement. Mr. Watt’s previous employment agreement provided annual increases to his base salary, but he has forgone those increases in his acceptance of the new agreement. During the term of the agreement, Mr. Watt is also entitled to earn an annual performance bonus. The amount of the annual bonus is targeted at 100% of his annual base salary, based upon performance criteria established by the Committee. The amount of the actual annual bonus can be less than or more than the target annual bonus, but in no event will it exceed 200% of the then applicable base salary.

According to the terms of the agreement, Mr. Watt also received a grant of 250,000 shares of restricted stock (“Watt Restricted Shares”). The Watt Restricted Shares vest 55,833 shares on August 31, 2010, an additional 55,834 shares on August 31, 2011, and 55,833 shares on August 31, 2012 so long as Ms. Watt is employed on the vesting dates. The remaining 82,500 shares will vest based on achievement of Proved Reserves and TSR performance measures in accordance with the 2007 Stock Incentive Plan and applicable agreement.

Mr. Watt is entitled to medical, disability insurance, life insurance and other similar benefits provided by the Company, subject to the terms and conditions of those programs.

Mr. Watt was also entitled to the reimbursement of relocation expenses in connection with his relocation from Dallas, Texas to Houston, Texas. The relocation expenses included temporary living and travel expenses, the commission on the sale of his existing home in Dallas, closing costs on the purchase of his new home in Houston, and moving expenses. The reimbursement obligation will remain in effect until the earlier of date that is five years from the end of the term of this agreement (including any extensions of the term resulting from contract renewal) or the date the obligation is satisfied through payment of all such relocation expenses.

In the event that the Company terminates Mr. Watt’s employment without cause, Mr. Watt terminates his employment for Good Reason (as defined below) or upon termination within twelve (12) months of a change in control, Mr. Watt will be entitled to severance pay equal to 2.99 times the sum of his then applicable base salary and the target annual bonus amount, payable in six (6) equal monthly installments. Mr. Watt will also be entitled to payment for any annual bonus earned in the year preceding termination, but not yet paid, and accrued and unused vacation days during the year of termination. At the date of termination in connection with a change in control, all of the Watt Restricted Shares will be immediately vested.

Good Reason means any of the following which remain uncured after thirty (30) days prior written notice is received by the Company from Mr. Watt:

(1)	The failure of the Company to continue Mr. Watt in the position of President and Chief Executive Officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Watt may in his sole discretion accept);

(2)	Material diminution by the Company of Mr. Watt’s responsibilities, duties, or authority in comparison with the responsibilities, duties and authority held during the six (6) month period immediately preceding the diminution, or assignment to Mr. Watt of any duties inconsistent with Mr. Watt’s position as the senior Executive officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Watt may in his sole discretion accept);

(3)	Failure by the Company to pay and provide Mr. Watt the compensation and benefits provided for in his employment agreement; or

(4)	The requirement that Mr. Watt relocate his residence outside the State of Texas.

Additionally, Mr. Watt is entitled to receive a gross-up payment in the event that he is subject to a Code section 280G excise tax pursuant to a change in control of the Company.

In the event the initial term expires without a prior termination or resignation, the Company will pay Mr. Watt his base salary and pro rata bonus earned (and unpaid) through the date of the expiration. Mr. Watt will also be entitled to payment for any bonus earned in a preceding year, but not yet paid, and any accrued but unused vacation days during the year the expiration occurs.

The Company will not be obligated to pay any severance pay in the event that Mr. Watt terminates voluntarily or he is terminated for cause.

In the event Mr. Watt’s employment is terminated, unless such termination is without cause or due to a resignation for Good Reason, Mr. Watt will be subject to a one (1) year non-competition provision in his employment agreement.

Alan Gaines—Former Executive Chairman of the Board

Effective April 15, 2011, Mr. Gaines resigned from the Board and as an officer of the Company. The Company was not obligated to pay any severance pay as a result of Mr. Gaines’ voluntary resignation.

In 2010, Mr. Gaines had an existing employment agreement with the Company effective as of April 17, 2007 that was in place and effective through April 17, 2010. Mr. Gaines’ agreement was amended and restated effective February 16, 2010 to extend the agreement one additional year (“2010 Agreement”). The Company believed it to be in its best interest to extend Mr. Gaines’ employment agreement based on his 25 years of extensive expertise in the industry and his business development skills.

Under Mr. Gaines’ 2010 Agreement, he continued to serve as the Chairman of the Board of the Company. Pursuant to the 2010 Agreement, Mr. Gaines received base salary payments through April 15, 2010 at the annual rate of $550,000. Thereafter, the Company paid him monthly based on an annual base salary of $275,000 through the end date of the 2010 Agreement. During the term of the 2010 Agreement, Mr. Gaines was also entitled to earn an annual performance bonus. The amount of the annual bonus was targeted at 100% of his annual base salary, based upon performance criteria established by the Committee, which included Mr. Gaines’ performance in raising new equity and capital for the Company. The amount of the actual annual bonus could have been less than or more than the target annual bonus, but in no event would it have exceeded 200% of the then applicable base salary. In the Prior Agreement, Mr. Gaines was eligible for a transaction bonus but such opportunity was eliminated under the 2010 Agreement.

Mr. Gaines was entitled to medical, disability insurance, life insurance and other similar benefits provided by the Company, subject to the terms and conditions of those programs.

In the event that the Company had terminated Mr. Gaines’ employment without cause, Mr. Gaines had terminated his employment for Good Reason (as defined below), or upon a termination within twelve (12) months of a change in control, Mr. Gaines would have been entitled to severance pay equal to 1.0 times the sum of his Compensation, which was defined as the sum of: (a) payment of $45,833.33 made on March 15, 2010; (b) payment of $45,833.33 made on April 15, 2010; and (c) monthly payments of $22,916.67 from May 15, 2010 to the end date of the agreement. The payments were payable in six (6) equal monthly installments.

Good Reason means any of the following which remain uncured after twenty (20) days prior written notice was received by the Company from Mr. Gaines:

(1)	The failure of the Company to continue Mr. Gaines as an executive of the Company (or such other Board position as may be offered by the Company which Mr. Gaines may in his sole discretion accept);

(2)	Material diminution by the Company of Mr. Gaines’ responsibilities, duties, or authority in comparison with the responsibilities, duties and authority held during the six (6) month period immediately preceding the diminution, or assignment to Mr. Gaines of any duties inconsistent with Mr. Gaines’ position as a senior Executive officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Gaines may in his sole discretion accept);

(3)	Failure by the Company to pay and provide Mr. Gaines the compensation and benefits provided for in his employment agreement; or

(4)	The requirement that Mr. Gaines relocate his residence outside the State of California.

Additionally, Mr. Gaines was entitled to receive a gross-up payment in the event that he was subject to a Code section 280G excise tax pursuant to a change in control of the Company.

Mr. Gaines would also have been entitled to payment for any bonus earned in a preceding year, but not yet paid, and any accrued but unused vacation days during the year the expiration occurs.

In the event the initial term had expired without a prior termination or resignation, the Company would have paid Mr. Gaines his Compensation earned (and unpaid) through the date of the expiration. Mr. Gaines would also have been entitled to payment for any accrued but unused vacation days during the year the expiration occurs.

Mr. Gaines is subject to a one (1) year noncompetition provision in his employment agreement.

Frank Smith—Senior Vice President and Chief Financial Officer

Mr. Smith’s employment agreement was entered into on October 1, 2009 and was for a term of three years. The Company or Mr. Smith may give written notice at least sixty (60) days prior to the end of the three year term of the intent to terminate or modify the agreement. If no such notice is given, the Agreement will automatically renew.

Under the agreement, Mr. Smith serves as the Senior Vice President and Chief Financial Officer of the Company. Pursuant to the agreement, Mr. Smith receives a $268,000 annual base salary for the period beginning on the Commencement Date (October 1, 2009). His annual base salary was increased to $279,000 effective January 1, 2011. During the term of the agreement, Mr. Smith is also entitled to earn an annual performance bonus. The amount of the annual bonus is targeted at 60% of his annual base salary, based upon performance criteria established by the Committee. The amount of the actual annual bonus can be less than or more than the target annual bonus, but in no event will it exceed 120% of the then applicable base salary.

According to the terms of the agreement, Mr. Smith also received a grant of 200,000 shares of restricted stock (“Smith Restricted Shares”). The Smith Restricted Shares vest 44,667 shares on August 31, 2010, an additional 44,666 shares on August 31, 2011, and 44,667 shares on August 31, 2012 so long as Mr. Smith is employed on the vesting dates. The remaining 66,000 shares will vest based on achievement of Proved Reserves and TSR performance measures in accordance with the 2007 Stock Incentive Plan and applicable agreement.

Mr. Smith is entitled to medical, disability insurance, life insurance and other similar benefits provided by the Company, subject to the terms and conditions of those programs.

In the event that the Company terminates Mr. Smith’s employment without cause, Mr. Smith terminates his employment for Good Reason (as defined below) or upon termination within twelve (12) months of a change in control, Mr. Smith will be entitled to severance pay equal to 2.0 times the sum of his then applicable base salary and the target annual bonus amount, payable in six (6) equal monthly installments; however, if Mr. Smith terminates his employment for Good Reason not in connection with a change in control or is involuntary terminated not for cause, he will be entitled to severance pay equal to 1.0 times the sum of his then applicable base salary and the target annual bonus amount, payable in six (6) equal monthly installments. Mr. Smith will also be entitled to payment for any annual bonus earned in the year preceding termination, but not yet paid, and accrued and unused vacation days during the year of termination. At the date of termination in connection with a change in control, all of the Smith Restricted Shares will be immediately vested.

Good Reason means any of the following which remain uncured after thirty (30) days prior written notice is received by the Company from Mr. Smith:

(1)	The failure of the Company to continue Mr. Smith in the position of Senior Vice President and Chief Financial Officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Smith may in his sole discretion accept);

(2)	Material diminution by the Company of Mr. Smith’s responsibilities, duties, or authority in comparison with the responsibilities, duties and authority held during the six (6) month period immediately preceding the diminution, or assignment to Mr. Smith of any duties inconsistent with Mr. Smith’s position as the senior Executive officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Smith may in his sole discretion accept);

(3)	Failure by the Company to pay and provide Mr. Smith the compensation and benefits provided for in his employment agreement; or

(4)	The requirement that Mr. Smith relocate his residence outside the State of Texas.

Additionally, Mr. Smith is entitled to receive a gross-up payment in the event that he is subject to a Code section 280G excise tax pursuant to a change in control of the Company.

In the event the initial term expires without a prior termination or resignation, the Company will pay Mr. Smith his base salary and pro rata bonus earned (and unpaid) through the date of the expiration. Mr. Smith will also be entitled to payment for any bonus earned in a preceding year, but not yet paid, and any accrued but unused vacation days during the year the expiration occurs.

The Company will not be obligated to pay any severance pay in the event that Mr. Smith terminates voluntarily or he is terminated for cause.

In the event Mr. Smith’s employment is terminated, unless such termination is without cause or due to a resignation for Good Reason, Mr. Smith will be subject to a one (1) year noncompetition provision in his employment agreement.

The Company’s Severance Plan. The Company provides severance benefits under the Dune Energy, Inc. Employee Severance Plan (“Severance Plan”). The Named Executive Officers who are not covered by an employment agreement are entitled to severance benefits under the Severance Plan. If an executive officer’s employment is terminated without cause or if the executive officer is terminated or resigns for good reason in connection with a change in control, the executive officer will be entitled to severance benefits. The Severance Plan provides for a severance payment equal to the executive officer’s then current base salary plus his/her target annual bonus for the year of termination. If an executive officer terminates employment due to death or disability, he or she will be entitled to payment of accrued base salary and a pro rata portion of his or her annual target performance bonus.

On October 6, 2010, the Company amended and restated the Severance Plan (“2010 Severance Plan”). The 2010 Severance Plan increases the severance payment payable on a termination without cause not in connection with a change in control from six months to one year of the executive officer’s current base salary plus the target annual bonus. The provisions for termination without cause in connection with a change in control, termination for good reason in connection with a change in control, and death or disability remained the same between the previous Severance Plan and the 2010 Severance Plan.

Tax and Accounting Implications. The Company considers the tax and accounting implications regarding the delivery of different forms of compensation. The Company has moved away from granting stock options due in part to the accounting implications associated with stock options. However, in furtherance of its philosophy of aligning the executive officers’ interests with the interests of the stockholders, the Company believes that the most efficient form of long-term compensation for the executive officers is restricted stock and, therefore, places a greater emphasis on the grant of restricted stock. The Company also relies on using cash compensation, which does not pose any tax or accounting issues.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders.

SUBMITTED BY THE COMPENSATION COMMITTEE:

RICHARD COHEN

ALAN BELL

WILLIAM GREENWOOD

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below displays the total compensation awarded to, earned by or paid to the Named Executive Officers for the fiscal years ending December 31, 2010, December 31, 2009 and December 31, 2008. All amounts shown below are in dollars.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Stock Award(s)(1) ($) (e)		Option Award(s) ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
James Watt, President and Chief Executive Officer	2010 2009 2008	$550,000 550,000 537,500		$55,000 — 110,000	(3)	$23,375 187,500 574,340	(4) (4) (4)(5)	— —	— —	— —	$48,106 16,500 15,500	(6) (7) (7)	$676,481 754,000 1,237,340

Alan Gaines Former Executive Chairman of the Board	2010 2009 2008	366,667 550,000 537,500	(2)	36,667 — 110,000	(3)	23,375 14,444 574,340	(4) (4) (4)(5)	— —	— —	— —	48,106 16,500 15,500	(6) (7) (7)	474,815 580,944 1,237,340

Frank Smith, Senior Vice President and Chief Financial Officer	2010 2009 2008	268,000 268,000 260,000		26,800 — 95,000	(3)	11,390 150,000 120,690	(4) (4) (4)	— —	— —	— —	16,500 16,500 15,500	(7) (7) (7)	322,090 434,500 497,315

Hal Bettis, Executive Vice President and Chief Operating Officer	2010 2009 2008	268,000 268,000 260,000		26,800 — 95,000	(3)	11,390 7,038 120,690	(4) (4) (4)	— —	— —	— —	18,900 18,900 17,900	(8) (8) (8)	322,090 293,938 506,198

(1)	The amounts in column (e) represent the fair value of the restricted stock awards granted in 2010, 2009 and 2008. The fair value of these awards is based on the fair market value on the date of grant, calculated as the closing trading value of the Company’s common stock on the date of grant.
(2)	Mr. Gaines started 2010 at an annual base salary of $550,000, but starting April 16, 2010 his annual base salary was reduced to $275,000 pursuant to his amended and restated Employment Agreement. Effective April 15, 2011, Mr. Gaines resigned from the Board of Directors and as an officer of the Company.
(3)	Represents bonus awards earned in 2008, but paid in 2009.
(4)	The stock award compensation amount for 2010, 2009 and 2008 was calculated based on the fair value of the award as of the date of each grant.
(5)	This value includes the fair market value on date of grant for the shares of restricted stock granted in lieu of cash with respect to the bonus for 2007 paid in 2008. The restricted stock was awarded in an amount equal to 125% of portion of the bonus not paid in cash ($256,000) divided by the closing market price ($1.70) of the Company’s common stock on the day immediately preceding payment of all bonuses to employees. The shares of restricted stock vested one year from the date of grant.
(6)	In 2010, the repurchase feature with respect to the April 17, 2007 restricted stock grant of 600,000 shares was removed. This modification resulted in a gross-up payment for taxes in the amount of approximately $31,606.
(7)	Represents matching contributions allocated to the executive’s accounts under the 401(k) Plan.
(8)	Represents matching contributions allocated to Mr. Bettis’ account in the 401(k) Plan in the amount of $16,500 in 2010 and 2009, $15,500 in 2008, and $2,400 for a car allowance in 2010, 2009 and 2008.

GRANTS OF PLAN BASED AWARDS

The Grants of Plan Based Awards Table discloses the total number of equity and non-equity incentive based plan awards actually granted in 2010. The Grants of Plan Based Awards Table should be read in conjunction with the Summary Compensation Table. The value of the equity award granted during 2010 is shown at the grant date fair value of the award.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise of Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
		Threshold ($) (c)	Target ($) (d)	Maxi- mum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maxi- mum ($) (h)
James Watt	11/18/2010	—	—	—	—	—	—	137,500	—	—	$23,375	(1)

Alan Gaines	11/18/2010	—	—	—	—	—	—	137,500	—	—	23,375	(1)

Frank Smith	11/18/2010	—	—	—	—	—	—	67,000	—	—	11,390	(1)

Hal Bettis	11/18/2010	—	—	—	—	—	—	67,000	—	—	11,390	(1)

(1)	Represents the fair value of the shares granted at a per share fair value of $0.17 on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The Outstanding Equity Awards at Fiscal Year End Table reflects each Named Executive Officer’s unexercised option award holdings and unvested restricted stock awards at December 31, 2010 on an individual award basis.

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested (#) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
James Watt	—	—	—	—	—	352,601	$141,040	(1)	—	—

Alan Gaines	—	—	—	—	—	200,301	80,120	(1)	—	—

Frank Smith	—	—	—	—	—	232,268	92,907	(1)	—	—

Hal Bettis	—	—	—	—	—	97,334	38,934	(1)	—	—

(1)	The fair market value of Dune Energy stock on December 31, 2010 was $0.40 per share.

OPTION EXERCISES AND STOCK VESTED

The Option Exercises and Stock Vested Table reflects the stock options actually exercised by, and shares of stock that vested for, each of the Named Executive Officers during 2010.

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired On Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
James Watt	—	—	276,766	$39,886	(2)
Alan Gaines	—	—	41,866	10,676	(3)
Frank Smith	—	—	59,599	7,559	(4)
Hal Bettis	—	—	28,466	8,506	(5)

(1)	No stock options were exercised by the Named Executive Officers in 2010.
(2)	Represents the fair market value for 200,000 shares on April 17, 2010 at $0.16 per share, 20,933 shares on August 1, 2010 at $0.11 per share, and 55,833 shares on September 30, 2010 at $0.10 per share.
(3)	Represents the fair market value for 20,933 shares on August 1, 2010 at $0.11 per share, and 20,933 shares on December 31, 2010 at $0.40 per share.
(4)	Represents the fair market value for 9,933 shares on August 1, 2010 at $0.11 per share, 44,666 shares on September 30, 2010 at $0.10 per share, and 5,000 shares on December 17, 2010 at $0.40 per share.
(5)	Represents the fair market value for 9,933 shares on August 1, 2010 at $0.11 per share, 8,333 shares on December 17, 2010 at $0.40 per share, and 10,200 shares on December 31, 2010 at $0.40 per share.

PENSION BENEFITS

The Pension Benefits Table discloses information pertaining to pension benefits provided to the Named Executive Officers. The Company does not provide pension benefits to the Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

The Nonqualified Deferred Compensation Table discloses information pertaining to nonqualified deferred compensation benefits provided to the Named Executive Officers. The Company does not provide nonqualified deferred compensation benefits to the Named Executive Officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This section discusses the incremental compensation that would be payable by the Company to each Named Executive Officer in the event of the Named Executive Officer’s termination of employment with the Company under various scenarios (“termination events”) including 1) voluntary resignation; 2) involuntary termination; 3) termination without cause or for Good Reason in connection with a change in control; 4) termination in the event of disability; and 5) termination in the event of death. In accordance with applicable SEC rules, the following discussion assumes:

(i)	That the termination event in question occurred on December 31, 2010; and

(ii)	With respect to calculations based on the Company’s stock price, we used $0.40, which was the reported closing price of one share of the Company’s common stock on December 31, 2010.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, such as the Company’s 401(k) Plan. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can only be determined at the time of such executive officer’s termination from the Company. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Pursuant to each of the Restricted Stock Agreements for shares of restricted stock granted pursuant to the 2007 Stock Incentive Plan, the restrictions on all shares of restricted stock shall automatically lapse upon a change in control of the Company as defined in the 2007 Stock Incentive Plan.

James A. Watt

On October 1, 2009, we entered into a new employment agreement with Mr. Watt. This agreement has an initial three (3) year term and unless the Company or Mr. Watt give written notice of intent to terminate or modify the agreement at least sixty (60) days prior to the end of the three year term, it will automatically renew as discussed in the Compensation Discussion and Analysis section entitled “Other Important Compensation Policies Affecting the Named Executive Officers” on page 13.

In his employment agreement, Mr. Watt has a general termination trigger event that provides a severance payment if the Company terminates his employment without cause, Mr. Watt terminates his employment for Good Reason, or if the termination occurs within twelve (12) months of a change in control. In all cases Mr. Watt’s severance payment is equal to 2.99 times the sum of Mr. Watt’s then applicable base salary and the target annual bonus amount.

Mr. Watt will also be fully vested in all his restricted shares from the current employment agreement in the event his employment is terminated in connection with a change in control.

Mr. Watt is entitled to receive a tax gross-up in the event that he is subject to Code section 280G excise tax.

The table below indicates the amount of compensation payable by us to Mr. Watt, including cash severance and restricted stock awards, upon different termination events.

Dune Energy, Inc.

Potential Payments Upon Termination Following Change of Control on December 31, 2010

James A. Watt

Element	Voluntary Resignation	Termination in the Event of Disability	Termination in the Event of Death	Termination Without Cause or For Good Reason	Termination in Connection with a Change in Control (Without Cause or For Good Reason)
Cash Severance Payment(1)	—	—	—	$3,289,000	$3,289,000
Restricted Stock Awards(2)	—	63,374	$63,374	44,666	141,040
Excise Tax Gross-Up	—	—	—	—	1,248,793
Total	—	$63,374	$63,374	$3,333,666	$4,678,833

(1)	Mr. Watt will receive a cash severance equal to 2.99 times the sum of base salary and target bonus (100% of base salary) in the event of involuntary termination without cause, a termination in connection with a change in control or a termination for good reason. The cash severance payment will be made over a period of 6 months.
(2)	All restricted stock grants vest in connection with a termination in connection with a change in control pursuant to the restricted stock agreements. Amounts include the value of unvested awards at December 31, 2010 that would vest based on the termination event. The restricted stock granted on August 1, 2008, and November 18, 2010 fully vest upon death or disability. The fair market value of a share of stock on December 31, 2010 was $0.40 per share.

Alan Gaines

Effective April 15, 2011, Mr. Gaines resigned from the Board of Directors and as an officer of the Company. In connection with his resignation, Mr. Gaines and the Company entered into a Separation and Non-Disparagement Agreement (“Separation Agreement”). The Separation Agreement provides for the payment of Mr. Gaines’ salary through April 15, 2011 as well as a cash payment for six weeks’ unused vacation equaling $31,740.30. The following is a description of the terms of the employment agreement under which Mr. Gaines was employed during the year ending December 31, 2010, which has since terminated. In addition, Mr. Gaines will keep the unvested restricted shares granted to him with these shares continuing to vest pursuant to the vesting schedule stated in the grant agreements related to such shares.

We entered into a new employment agreement with Mr. Gaines as of February 16, 2010. This agreement had a one year term and would have terminate at the end of the term unless renewed in writing as discussed in the Compensation Discussion and Analysis section entitled “Other Important Compensation Policies Affecting the Named Executive Officers” on page 13.

In his new employment agreement effective in 2010, Mr. Gaines had a general termination trigger event that provides a severance payment if the Company terminated his employment without cause, Mr. Gaines terminated his employment for Good Reason, or if the termination occurred within twelve (12) months of a change in control. In all cases Mr. Gaines’ severance payment would have been equal to 1.0 times the sum of his Compensation, which is defined as the sum of: (a) payment of $45,833.33 made on March 15, 2010; (b) payment of $45,833.33 made on April 15, 2010; and (c) monthly payments of $22,916.67 from May 15, 2010 to the end date of the agreement.

Mr. Gaines would also have been fully vested in any restricted shares from his previous April 17, 2007 employment agreement in the event his employment was terminated by the Company without cause or in connection with a change in control. Effective April 15, 2011, Mr. Gaines resigned from the Board of Directors and as an officer of the Company. Mr. Gaines will keep the restricted shares he was granted but that were unvested, and these shares will continue to be subject to vesting.

Mr. Gaines would have been entitled to receive a tax gross-up in the event that he was subject to Code section 280G excise tax.

The table below indicates the amount of compensation that would have been payable by us to Mr. Gaines pursuant to the agreement, including cash severance and restricted stock awards, upon different termination events.

Dune Energy, Inc.

Potential Payments Upon Termination Following Change of Control on December 31, 2010

Alan Gaines

Element	Voluntary Resignation	Termination in the Event of Disability	Termination in the Event of Death	Termination Without Cause or For Good Reason	Termination in Connection with a Change in Control (Without Cause or For Good Reason)
Cash Severance Payment(1)	—	—	—	$366,667	$366,667
Restricted Stock Awards(2)	—	80,120	80,120	—	80,120
Excise Tax Gross-Up	—	—	—	—	—
Total	—	$80,120	$80,120	$366,667	$446,787

(1)	Effective February 16, 2010, Mr. Gaines executed an employment agreement which lessened his severance payment. Under the agreement, Mr. Gaines would be entitled to one (1) times his Compensation upon termination without Cause, termination for Good Reason, or termination in connection with a Change in Control. The cash severance payment will be made over a period of 6 months.

(2)	All restricted stock grants vest in connection with a termination in connection with a change in control pursuant to the restricted stock agreements. Amounts include the value of unvested awards at December 31, 2010 that would vest based on the termination event. The restricted stock granted on August 1, 2008, December 31, 2009, and November 18, 2010 fully vest upon death or disability. The fair market value of a share of stock on December 31, 2010 was $0.40 per share.

Frank T. Smith, Jr.

On October 1, 2009, we entered into an employment agreement with Mr. Smith. This agreement has an initial three (3) year term and unless the Company or Mr. Smith give written notice of intent to terminate or modify the agreement at least sixty (60) days prior to the end of the three year term, it will automatically renew as discussed in the Compensation Discussion and Analysis section entitled “Other Important Compensation Policies Affecting the Named Executive Officers” on page 13.

In his employment agreement, Mr. Smith has a general termination trigger event that provides a severance payment if the Company terminates his employment without cause, Mr. Smith terminates his employment for Good Reason, or if the termination occurs within twelve (12) months of a change in control. If Mr. Smith is terminated without cause or for Good Reason not in connection with a change in control his severance payment is equal to 1.0 times the sum of his then applicable base salary and target annual bonus amount. However, if Mr. Smith’s termination occurs in conjunction with a change in control, his severance payment is equal to 2.0 times the sum of his then applicable base salary and the target annual bonus amount.

Mr. Smith will also be fully vested in all of his restricted shares in his employment agreement in the event his employment is terminated in connection with a change in control.

Mr. Smith is entitled to receive a tax gross-up in the event that he is subject to Code section 280G excise tax.

The table below indicates the amount of compensation payable by us to Mr. Smith, including cash severance and restricted stock awards, upon different termination events.

Dune Energy, Inc.

Potential Payments Upon Termination Following Change of Control on December 31, 2010

Frank Smith

Element	Voluntary Resignation	Termination in the Event of Disability	Termination in the Event of Death	Termination Without Cause or For Good Reason(1)	Termination in Connection with a Change in Control (Without Cause or For Good Reason)
Cash Severance Payment(2)	—	—	—	$428,800	$857,600
Restricted Stock Awards(3)	—	30,773	30,773	35,734	92,907
Excise Tax Gross-Up	—	—	—	—	—
Total	—	$30,773	$30,773	$464,534	$950,507

(1)	If Mr. Smith terminates employment with the Company for Good Reason or is terminated without cause absent a change in control, he would be entitled to the cash severance payment equal to one (1) times the sum of base salary and target bonus (60% of base salary). The cash severance payment will be made over a period of (6) six months.
(2)	Mr. Smith will receive a cash severance equal to 2.0 times the sum of base salary and target bonus (60% of base salary) in the event of an involuntary termination without cause or for good reason in connection with a change in control. The cash severance payment will be made over a period of (6) six months.
(3)

All restricted stock grants vest in connection with a termination in connection with a change in control pursuant to the restricted stock agreements. Amounts include the value of unvested awards at December 31,

2010 that would vest based on the termination event. The restricted stock granted on August 1, 2008, and November 18, 2010 fully vest upon death or disability. The fair market value of a share of stock on December 31, 2010 was $0.40 per share.

Hal Bettis

The terms of the Severance Plan, the 2007 Stock Incentive Plan, and the Restricted Stock Agreements provide what benefits Mr. Bettis will be entitled to receive upon termination in connection with a change in control.

The Severance Plan provides that Mr. Bettis will be entitled to severance in the amount of one (1) times the sum of Mr. Bettis’ then applicable Base Salary and Target Bonus (70% of base salary) should his employment be involuntarily terminated without cause, involuntarily terminated in connection with a change in control or if Mr. Bettis resigns for good reason in connection with a change in control. The terms of the Severance Plan, as amended on October 6, 2010, provide that should his employment be involuntarily terminated without cause absent a change in control, he would be eligible for an amount equal to twelve (12) months of his then applicable Base Salary plus annual target bonus.

The Severance Plan also provides that Mr. Bettis would be entitled to a payout equal to his pro-rata target bonus upon termination due to death or disability.

In accordance with the Restricted Stock Agreements granted under the 2007 Stock Incentive Plan, on termination in connection with a change in control Mr. Bettis will be fully vested in the shares of restricted stock granted to him on August 1, 2008, December 31, 2009 and November 18, 2010.

Mr. Bettis is not entitled to receive a tax gross-up upon termination in connection with a change in control in the event that he is subject to Code section 280G excise tax.

The table below indicates the amount of compensation payable by us to Mr. Bettis, including cash severance and restricted stock awards, upon different termination events.

Dune Energy, Inc.

Potential Payments Upon Termination Following Change of Control on December 31, 2010

Hal Bettis

Element	Voluntary Resignation	Termination in the Event of Disability	Termination in the Event of Death	Termination Without Cause	Termination in For Good Reason	Termination in Connection with a Change in Control (Without Cause or For Good Reason)
Cash Severance Payment(1)	—	$187,600	$187,600	$455,600	—	$455,600
Restricted Stock Awards(2)	—	38,934	38,934	—	—	38,934
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a
Total	—	$226,534	$226,534	$455,600	$—	$494,534

(1)	Mr. Bettis will receive a cash severance equal to 1.0 times the sum of base salary and target bonus (70% of base salary) in the event of an involuntary termination without cause or an involuntary termination without cause or for good reason in connection with a change in control. The cash severance payment will be made within 90 days of termination of employment.
(2)	All restricted stock grants vest in connection with a termination in connection with a change in control pursuant to the restricted stock agreements. Amounts include the value of unvested awards at December 31, 2010 that would vest based on the termination event. The restricted stock granted on August 1, 2008, December 31, 2009, and November 18, 2010 fully vest upon death or disability. The fair market value of a share of stock on December 31, 2010 was $0.40 per share.

COMPENSATION OF DIRECTORS

Non-employee members of the Board of Directors are entitled to an annual retainer in the amount of $30,000, which is paid quarterly. Each Director is also entitled to a fee in the amount of $1,000 per Board meeting attended. The Chairman of the Board receives an additional annual retainer of $20,000, which is paid quarterly, the Chairman of the Audit Committee receives an additional annual retainer of $10,000, which is paid quarterly and the Chairman of each of the Nominations Committee and the Compensation Committee each receives an additional retainer of $4,000 which is paid quarterly. The Committee members are paid a fee of $750 per meeting attended. Directors and Committee members receive meeting fees only for meetings they attend.

For 2009, the Directors could elect to receive Board fees in cash or in shares of Company stock. If an election to receive Company stock was made, such Director was entitled to the number of shares equal to 125% of the Board fees earned divided by the fair market value of the stock on such date. These shares would vest on the first anniversary of the date of grant. Mr. Cohen and Mr. Barrenechea elected to receive cash. Messrs. Bell, Greenwood and Sisselman elected to receive shares of stock.

Prior to the adoption of the new compensation program for Directors, Directors were compensated with stock options instead of cash and restricted stock. Beginning in December of 2007, the Company began granting restricted stock to Directors.

On November 18, 2010, Mr. Steve Barrenechea, Mr. Steve Sisselman, Mr. Richard Cohen, Mr. Alan Bell, and Mr. William Greenwood were each granted 9,000 shares of restricted stock in consideration of services performed in 2010. These shares vest ratably over three (3) years.

Mr. Alan Gaines served and Mr. James Watt serves as Directors but neither is entitled to any additional compensation for such service.

The Director Compensation Table below displays the total compensation awarded to, earned by or paid to Directors for the fiscal year ending December 31, 2010. All amounts shown below are in dollars.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Steve Barrenechea	$43,750	$1,530	—	—	—	—	$45,280
Alan Bell	42,000	1,530	—	—	—	—	43,530
Richard Cohen	47,750	1,530	—	—	—	—	49,280
William Greenwood	34,500	1,530	—	—	—	—	36,030
Steve Sisselman	28,500	1,530	—	—	—	—	30,030

(1)	Represents grants of 9,000 shares awarded on November 18, 2010 with a fair value of $0.40 per share. These shares vest ratably over three years.

Certain Information concerning Executive Officers

The below table sets forth certain information regarding our current executive officers:

Name	Age	Position
James A. Watt	61	President, Chief Executive Officer and Director
Frank T. Smith, Jr.	65	Senior Vice President and Chief Financial Officer
Hal L. Bettis	65	Senior Vice President and Chief Operating Officer

James A. Watt became a Director of our Company on April 16, 2007 and our President and Chief Executive Officer on April 17, 2007. Mr. Watt served as the Chief Executive Officer of Remington Oil and Gas Corporation from February 1998 and the Chairman of Remington from May 2003, until Helix Energy Solutions Group, Inc. (NYSE: HLX) acquired Remington in July 2006. From 1993 through 1997, Mr. Watt served as Vice President—Exploration of Seagull E&P, Inc., and from 1991-1993, he served as Vice President—exploration and exploitation of Nerco Oil and Gas. From August 2006 through March 2007, Mr. Watt served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. (OTC: MVOG.OB). Mr. Watt currently serves on the Board of Directors of Helix. Mr. Watt received a B.S. in Physics from Rensselaer Polytechnic Institute.

Frank T. Smith, Jr. joined Dune Energy, Inc. as Senior Vice President and Chief Financial Officer on April 17, 2007. From 2004 through 2006, Mr. Smith served as Senior Vice President—Finance and Corporate Secretary of Remington Oil and Gas Corp., which was acquired by Helix Energy Solutions Group, Inc. (NYSE: HLX) in June 2006. From June 1997 through 2003, Mr. Smith served as Executive Vice President and Manager of energy lending at the Bank of Texas. From 1991 through 1997, Mr. Smith served as Director in the energy and utilities division of the First National Bank of Boston. Prior to 1991, Mr. Smith held positions of increasing responsibility in the energy banking departments of other major, publicly-traded United States financial institutions. Immediately prior to coming to our Company, he served as President and Chief Financial Officer of Sonoran Energy, Inc. Mr. Smith received an MBA in Corporate Finance & Banking from the University of Pennsylvania (Wharton School). He also holds M.Ed and B.S. degrees from the University of Delaware.

Hal L. Bettis became our Senior Vice President and Chief Operating Officer on May 21, 2007. From 2004 through 2007, Mr. Bettis served as Executive Vice-President of Operations of Goldking Energy Corporation, which was acquired by our Company in May 2007. From 2001 through 2004, he served as President and Chief Operating Officer of Dunhill Resources, Inc. and from 1999 through 2001 he served as President and Chief Operating Officer of Willis Energy, LLC, each an independent oil and natural gas exploration and production company. From 1994 through 1999, Mr. Bettis served as Chief Operating Officer of Taylor Energy Company, a independent exploration and production company operating entirely in the Gulf of Mexico. Mr. Bettis received a B.S. in Petroleum Engineering from Mississippi State University.

Our executive officers are appointed by our Board of Directors and serve at its discretion, subject to the terms of applicable employment agreements. There are no family relationships among any of the directors or executive officers of our Company.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2011 by (i) each of our current directors and executive officers, as well as persons who served as a director or executive officer during our 2010 fiscal year but not presently (the current executive officers and those serving during 2010, collectively, the “Named Executive Officers”); (ii) each person who, to our knowledge, beneficially owns more than 5% of outstanding shares of our common stock; and (iii) all of our current directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount(2)		Percent of Class
Alan D. Gaines (Former Executive Chairman of the Board)	1,422,281	(3)(4)	2.9%
James A. Watt (President, Chief Executive Officer and Director)	1,107,947	(5)	2.3%
Frank T. Smith, Jr. (Senior Vice President and Chief Financial Officer)	309,715	(6)	*
Hal L. Bettis (Senior Vice President and Chief Operating Officer)	152,400	(7)	*
Steven Barrenechea (Director)	38,500	(8)(9)	*
Alan D. Bell (Director and Chairman of the Board)	298,383	(9)(10)(11)	*
Richard M. Cohen (Director and Secretary)	69,437	(8)(9)	*
William E. Greenwood (Director)	181,621	(9)(12)	*
Steven M. Sisselman (Director)	163,762	(8)(9)(13)	*
UBS AG(14)	11,709,183	(15)	24.2%
Itera Holdings BV(16)	7,092,880		14.7%
Natural Gas Partners VII, LP(17)	1,966,536	(17)	4.1%
All Officers & Directors as a Group (9 persons)	3,744,046	(3) –(13)	7.7%

*	Indicates ownership of less than 1%.
(1)	Unless otherwise indicated, the address of the beneficial holder is c/o Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002. The number of shares and any exercise prices with respect to awards and equity issuances made prior to December 1, 2009 have been adjusted to give effect to the 1-for-5 reverse stock split adopted, effective December 1, 2009.
(2)	Under Rule 13d-3 promulgated by the SEC, a person is deemed to be the beneficial owner of securities if one has the power to vote or direct the voting of such securities or has the power to dispose or direct the disposition of such securities. A person is also deemed to be the beneficial owner of securities that can be acquired by such person within 60 days. For purposes hereof, each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not held by any other person), and which are exercisable within 60 days from the Record Date, have been exercised. As of March 31, 2011, an aggregate of 48,327,922 shares of common stock were outstanding.
(3)	Includes 125,000 shares underlying a stock option granted May 12, 2005, with an exercise price of $12.20 per share.
(4)	Includes voting power with respect to (i) 41,867 unvested shares of common stock awarded under our 2007 Stock Incentive Plan (as amended, the “2007 Plan”) on August 1, 2008, which shares vest in equal installments on August 1, 2010 and 2011 and (ii) 62,800 unvested shares of common stock awarded under our 2007 Plan on December 31, 2009, which shares vest in equal installments on December 31, 2010, 2011 and 2012.
(5)	Includes voting power with respect to (i) 41,867 unvested shares of common stock awarded under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2010 and 2011 and (ii) 250,000 unvested shares of common stock awarded pursuant to certain employment and restricted stock agreements with Mr. Watt dated October 1, 2009, of which 167,500 shares vest in three equal installments on each of September 30, 2010, 2011 and 2012, and of which 82,500 shares vest in accordance with certain performance-based criteria set forth in the aforementioned agreements.
(6)

Includes voting power with respect to (i) 5,000 unvested shares of common stock awarded on December 17, 2007 under the 2007 Plan, which shares vest on December 17, 2010, (ii) 19,867 unvested shares of common stock awarded under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of

August 1, 2010 and 2011 and (iii) 200,000 unvested shares of common stock awarded pursuant to certain employment and restricted stock agreements with Mr. Smith dated October 1, 2009, of which 134,000 shares vest in three equal installments on each of September 30, 2010, 2011 and 2012, and of which 66,000 shares vest in accordance with certain performance-based criteria set forth in the aforementioned agreements.

(7)	Includes voting power with respect to: (i) 8,334 unvested shares of common stock awarded on December 17, 2007 under the 2007 Plan, which shares vest on December 17, 2010; (ii) 19,867 unvested shares of common stock awarded under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2010 and 2011; and (iii) 30,600 unvested shares of common stock awarded on December 31, 2009 under the 2007 Plan, which shares vest in equal installments on each of December 31, 2010, 2011 and 2012.
(8)	Includes (i) 10,000 shares underlying a stock option granted on October 28, 2005, with an exercise price of $11.75 per share, and (ii) 10,000 shares underlying a stock option granted on January 24, 2007, with an exercise price of $9.70 per share.
(9)	Includes voting power with respect to: (i) 1,334 unvested shares of common stock awarded on December 17, 2007 under the 2007 Plan, which shares vest on December 17, 2010; (ii) 4,667 unvested shares of common stock awarded under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2010 and 2011; and (iii) 7,000 unvested shares of common stock awarded on December 31, 2009 under the 2007 Plan, which shares vest in equal installments on each of December 31, 2010, 2011 and 2012.
(10)	Includes voting power with respect to an aggregate of 165,189 unvested shares of common stock received in lieu of Board fees earned for the fiscal quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, which shares vest one year from the date of their respective grant.
(11)	Excludes 6,400 shares of common stock held by The Rosalyn Broadfoot Bell Generation Skipping Trust, which shares Mr. Bell expressly disclaims beneficial ownership for purposes of Section 13(d) of the Exchange Act.
(12)	Includes voting power with respect to an aggregate of 130,720 unvested shares of common stock received in lieu of Board fees earned for the fiscal quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, which shares vest one year from the date of their respective grant.
(13)	Includes voting power with respect to an aggregate of 111,793 shares of common stock granted in lieu of Board fees earned for the fiscal quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, which shares vest one year from the date of their respective grant.
(14)	Beneficial Owner’s address is Bahnhofstrasse 45, C-8001, Zurich, Switzerland.
(15)	Information based solely upon the Schedule 13D (Amendment No. 10) of beneficial owner filed with the SEC on March 4, 2011. Includes 10,950,513 shares underlying shares of our 10% Senior Redeemable Convertible Preferred Stock (the “Preferred Stock”) and assumes a conversion ratio of 1 share of Preferred Stock converting to 114.29 shares of common stock.
(16)	Beneficial Owner’s address is 9995 Gate Parkway, Jacksonville, FL 32246. Information based upon the Schedule 13D of beneficial owner filed with the SEC on July 4, 2004.
(17)	Beneficial Owner’s address is 125 E. John Carpenter Fwy, Ste. 600, Irving, TX 75062. Information based upon the Schedule 13D (Amendment No. 1) of beneficial owner filed with the SEC on May 25, 2010.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected MaloneBailey, LLP as independent registered public accountants of the Company to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2011 and the Board of Directors has determined that it would be desirable to request that the unitholders ratify such appointment. MaloneBailey, LLP was our independent registered public accounting firm for our 2010 audit.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, and other services. Pre-approval is detailed as to the specific service or category of service and is subject to a specific approval.

Before selecting MaloneBailey, LLP, the Audit Committee considered the firm’s qualifications as independent registered public accountants and concluded that based on MaloneBailey, LLP’s prior performance and its reputation for integrity and competence, it was qualified. The Audit Committee also considered whether any non-audit services performed for the Company by MaloneBailey, LLP would impair MaloneBailey, LLP’s independence and concluded that they did not. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its unitholders.

A representative of MaloneBailey, LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit and Tax Fees

During fiscal year 2009 and fiscal year 2010, the aggregate fees for which we were billed by MaloneBailey LLP for professional services were as follows:

	Fiscal Year Ended
	December 31, 2009	December 31, 2010
Audit Fees(1)	$197,490	$190,000
Audit-Related Fees	45,000	—
Tax Fees	—	25,300
All Other Fees	—	—

(1)	Fees for audit services include fees associated with the annual audit and the review of our quarterly reports on Form 10-Q during the year reported.

In connection with our Sarbanes-Oxley review and tax matters, we paid Calvetti, Ferguson & Wagner, P.C. fees of $172,917 for 2009.

The Audit Committee considers whether the provision of the foregoing services is compatible with maintaining the auditor’s independence and has concluded that the foregoing non-audit services and non-audit-related services, did not adversely affect the independence of MaloneBailey LLP.

Vote Required for Approval

Stockholder ratification is not required for making such appointment for the fiscal year ending December 31, 2011 because the Audit Committee has responsibility for the appointment of our independent registered public accountants. The appointment is being submitted for ratification with a view toward soliciting the opinion of stockholders, which opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Board of Directors or the Audit Committee would take if stockholders do not approve the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MALONEBAILEY, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT.

Our Audit Committee was established by our Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. The responsibilities of the Audit Committee are described in the committee’s charter, a copy of which is attached as Exhibit 99.3 to our Form 8-K filed with the SEC on April 4, 2008 and is available at our website, and summarized in the following Report of the Audit Committee.

The committee’s membership consists of Alan D. Bell, as Chairman, and each of Steven Barrenechea and William E. Greenwood. The Board of Directors has also determined that Mr. Bell meets the requirements for being an “audit committee financial expert” as defined by regulations of the SEC. All members of the Audit Committee have been determined to be independent directors by our Board of Directors.

During 2010, 5 meetings of the Audit Committee were held.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s audited financial statements. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board of Directors Standard No. 1 relating to independence discussions with audit committees, has discussed with the Company’s independent registered public accounting firm its independence from the Company and its management, and has considered whether the Company’s independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

AUDIT COMMITTEE

ALAN D. BELL

STEVEN BARRENECHEA

WILLIAM E. GREENWOOD

Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our common stock, or “reporting persons” to file with the SEC reports of their holdings of, and transactions in, our common stock. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Other than as disclosed below, based solely on our review of copies of these reports furnished to the Company, we believe that all reports required to be filed by reporting persons pursuant to Section 16(a) of the Exchange Act were filed for the year ended December 31, 2010 on a timely basis.

Frank T. Smith, Jr. failed to timely report three transactions on Form 4 during the year ended December 31, 2010. Mr. Smith filed Statements of Changes in Beneficial Ownership on Form 4 for these transactions on November 22, 2010 and February 3, 2011. Mr. Smith further failed to timely report one transaction for the year ended December 31, 2008. Mr. Smith filed the Form 4 for this transaction on November 22, 2010.

Alan Gaines failed to timely report one transaction of Form 4 during the year ended December 31, 2010. Mr. Gaines filed the Form 4 for this transaction on February 14, 2011.

Certain Relationships and Related Party Transactions

As of the March 31, 2011, Itera Holdings BV (“Itera”) held 7,092,880 shares of our common stock, constituting 14.7% of our outstanding common stock on that date. Steven Sisselman, a member of our current Board of Directors is an employee of an affiliate of Itera.

On May 15, 2007, we discharged, in full, all of our prior obligations to Itera, under that Amended and Restated Term Loan Agreement dated as of August 31, 2006 and evidenced by that certain Amended and Restated Subordinated Convertible Note of even date therewith in the outstanding aggregate principal amount of $25 million.

Policies and Procedures Regarding Related Party Transactions

A “Related Party Transaction” is any transaction, arrangement or relationship where the Company is a participant, the Related Party (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Party” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

When reviewing and approving the terms and conditions of all related party transactions, members of our Board of Directors other than the Related Party will consider all relevant facts and circumstances available to it to determine whether such related party transaction is in, or is not inconsistent with, our best interests, including, without limitation, (a) the extent of the Related Party’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Parties; (d) the benefit to our Company; and (e) the aggregate value of the transaction. In accordance with our Audit Committee charter, all related party transactions must be submitted to our Audit Committee.

There were no transactions in 2010 which required review, approval or ratification by our Board of Directors as a Related Party Transaction.

ADDITIONAL INFORMATION

Other Business

We know of no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

Availability of Accountants at Annual Meeting

MaloneBailey LLP served as our independent registered public accounting firm providing auditing and financial services during fiscal 2010. We expect that representatives of MaloneBailey LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Deadlines for receipt of stockholder proposals

A stockholder who intends to present business at the 2011 annual stockholder meeting must comply with the requirements of Rule 14a-8, which provides, among other things, that to bring business before an annual meeting a stockholder must give written notice to our Company’s Secretary not less than 120 calendar days before the anniversary of the filing of this proxy statement. Accordingly, in order to be included in our proxy materials for our 2012 Annual Meeting, we must have received notice of any stockholder proposal(s) submitted in accordance with the proxy rules no later than December 30, 2011.

By order of the Board of Directors,

Richard M. Cohen

Secretary

April 29, 2011

DUNE ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Alan Bell, James A. Watt and Richard M. Cohen, or any of them, as proxy, with full power of substitution, to represent the undersigned at the 2011 annual meeting of Stockholders to be held at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas, 77002 on June 28, 2011 at 11:00 a.m. local time, and at any adjournments thereof, and to vote the shares that undersigned would be entitled to vote if personally presented, as indicated on the reverse side.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

DUNE ENERGY, INC.

June 28, 2011

PROXY VOTING INSTRUCTIONS

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the webpage, and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-931-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON—You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.RRDEZProxy.com/2011/DuneEnergy

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or internet. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors

☐	FOR ALL NOMINEES	¡ Steven Barrenechea ¡ Alan D. Bell ¡ Richard M. Cohen ¡ William E. Greenwood ¡ Steven M. Sisselman ¡ James A. Watt

The shares of common stock represented by this proxy will be voted as directed. However, if no direction is given, the shares of common stock will be voted FOR the election of the nominees.

If any other business is properly presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •
2. Ratification of appointment of MaloneBailey, LLP as our independent registered public accounting firm for the year ending December 31, 2011.
☐ ☐	FOR AGAINST
☐	ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the ☐ registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DUNE ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Alan Bell, James A. Watt and Richard M. Cohen, or any of them, as proxy, with full power of substitution, to represent the undersigned at the 2011 annual meeting of Stockholders to be held at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas, 77002 on June 28, 2011 at 11:00 a.m. local time, and at any adjournments thereof, and to vote the shares that undersigned would be entitled to vote if personally presented, as indicated on the reverse side.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

DUNE ENERGY, INC.

June 28, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, Proxy Statement, Proxy Card

are available at http://www.RRDEZProxy.com/2011/DuneEnergy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors

☐	FOR ALL NOMINEES	¡ Steven Barrenechea ¡ Alan D. Bell ¡ Richard M. Cohen ¡ William E. Greenwood ¡ Steven M. Sisselman ¡ James A. Watt		The shares of common stock represented by this proxy will be voted as directed. However, if no direction is given, the shares of common stock will be voted FOR the election of the nominees.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

If any other business is properly presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.

☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •
2. Ratification of appointment of MaloneBailey, LLP as our independent registered public accounting firm for the year ending December 31, 2011.
☐ ☐	FOR AGAINST
☐	ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the ☐ registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.